UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 7, 2011

Spark Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32750	20-8901733
(Commission File Number)	(IRS Employer Identification No.)

8383 Wilshire Boulevard, Suite 800, Beverly Hills, California	90211
(Address of Principal Executive Offices)	(Zip Code)

(323) 658-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported in its Form 8-K filed with the SEC on February 19, 2008, the Company, as the parent, and its wholly-owned subsidiary, Spark Networks Limited, as the borrower, entered into a Credit Agreement on February 14, 2008 with Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and certain subsidiaries of the Company acting as guarantors (as amended and modified from time to time, the “Credit Agreement”). On September 28, 2009, the parties executed a First Amendment to the Credit Agreement (the “First Amendment”) which was filed in the Company’s Form 8-K filed with the SEC on September 29, 2009. On February 7, 2011, the parties executed a Second Amendment and Assignment and Assumption (the “Second Amendment”).

The Amendment, among other things, includes an assignment and assumption of all rights and obligations of Spark Networks Limited under the Credit Agreement to Spark Networks USA, LLC, a wholly owned subsidiary of Spark Networks Limited. In connection with such assignment and assumption, the Amendment releases each of Spark Networks Limited and Spark Networks (Israel) Limited from its obligations under the Credit Agreement and requires the Company and its subsidiaries to pledge a portion of their interests in any foreign subsidiaries.

The Amendment extends the term of the Credit Agreement by setting the maturity date at February 14, 2014.

The Amendment adds the Eurodollar Rate (as defined in the Credit Agreement) as a possible basis for the Base Rate.

The Amendment also changes the definition of Consolidated Fixed Charges, permitting the Company to repurchase or redeem equity interests or issue dividends of up to $15 million during the first 365 days following the effective date of the Amendment. The Amendment changes the consolidated leverage ratio from 1.50 to 1.00, to 2.00 to 1.00.

As of September 30, 2010, the Company had no borrowings outstanding under the line.

A copy of the Amendment is filed with this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Second Amendment to Credit Agreement and Assignment and Assumption dated as of February 7, 2011 among Spark Networks Limited, Spark Networks, Inc., Spark Networks USA, LLC, the subsidiary guarantors and Bank of America, N.A. and the other lenders thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS, INC.

Date: February 8, 2011

	By:	/s/ Brett Zane

Name:	Brett Zane
Title:	Chief Financial Officer